Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Reports Net Loss for Second Quarter 2011

LOS ANGELES, CA – (BUSINESS WIRE) – August 15, 2011 – Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported a net loss of ($1.7) million, or ($1.15) per diluted common share, for the second quarter of 2011, compared to net earnings of $846 thousand, or $0.32 per diluted common share, for the second quarter of 2010. The decrease in net earnings primarily reflected a higher provision for loan losses, which resulted from one commercial real estate loan, and to a lesser extent, lower net interest income, which primarily reflected our lower level of average interest-earning assets, as compared to the second quarter of 2010.

For the six months ended June 30, 2011, the Company reported a net loss of ($1.8) million, or ($1.39) per diluted common share compared to net earnings of $1.8 million, or $0.72 per diluted common share for the same period in 2010.

Chief Executive Officer, Paul C. Hudson stated, “Excluding the specific loss allocation for one commercial real estate loan, the Bank would have shown positive net earnings for the 2nd quarter.” He went on to explain that, “Over the past twelve months we have been closely monitoring our entire portfolio to ensure that the Bank is adequately reserved for potential future loan losses. As part of this process, we have been building our allowances during each of the past four quarters. In addition, I am pleased to report that over $20.8 million, or 42.2%, of our non-performing loans were paying currently as of the end of the second quarter.” Mr. Hudson concluded by noting that, “Asset quality trends are continuing to move in a positive direction, as evidenced by reduced levels of both classified assets and delinquencies during each of the last two quarters.”

Second Quarter 2011 Earnings Summary

For the quarter ended June 30, 2011, our net interest income before provision for loan losses was $4.4 million, which represented a decrease of $903 thousand, or 17%, from the second quarter of 2010. The decrease in net interest income was primarily attributable to a decrease in average interest-earning assets, combined with a decrease in net interest margin. The decline in interest-earning assets reflected the strategy that we have been implementing since the second quarter of 2010 to reduce and resolve non-performing assets and to slow down asset growth, in our efforts to increase our capital ratios above the required thresholds, and strengthen our liquidity. The decline in our net interest margin primarily reflected elevated levels of non-performing assets compared to the second quarter of 2010.

Average interest-earning assets for the second quarter of 2011 decreased to $459.7 million, down $78.5 million from the second quarter of 2010. The decrease in average interest-earning assets resulted in a $1.0 million reduction in interest income. Additionally, the annualized yield on our average interest-earning assets decreased 11 basis points to 5.64% for the second quarter of 2011, compared to the annualized yield of 5.75% for the same period a year ago. The 11 basis point decline in the annualized yield on our average interest-earning assets resulted in a decrease of $244 thousand in interest income.

Average interest-bearing liabilities for the second quarter of 2011 decreased to $429.3 million, down $75.7 million from the second quarter of 2010. The decrease in average interest-bearing liabilities resulted in a $353 thousand reduction in interest expense. The annualized cost of our average interest-bearing liabilities decreased 1 basis point to 1.91% for the second quarter of 2011 from the annualized cost of 1.92% for the same period a year ago, and resulted in a decrease of $18 thousand in interest expense.

The provision for loan losses for the second quarter of 2011 totaled $3.4 million compared to $309 thousand for the same period a year ago. The $3.1 million increase in the provision for loan losses from the second quarter of 2010 to the second quarter of 2011 primarily reflected a $3.0 million specific loss allocation on a commercial real estate loan. We decided to book a specific loss allocation for the entire amount of the loan due to the combination of insufficient cash flow from the property to service the debt, a decline in real estate values that reduced the collateral value to an amount that was substantially less than the loan balance, and a deterioration of the borrower’s financial capacity to repay the loan from personal reserves. An increase in the specific valuation allowance on other impaired loans was substantially offset by the decrease in the general valuation allowance, which reflected the $59.4 million reduction in our gross loan portfolio since June 30, 2010.

Non-interest income for the quarter ended June 30, 2011 totaled $199 thousand compared to $184 thousand for the second quarter of 2010. The increase from the second quarter of 2010 was primarily due to higher net gains on mortgage banking activities and lower net losses on sales of real estate owned (“REO”) in the second quarter of 2011.

Non-interest expense for the quarter ended June 30, 2011 totaled $4.1 million, compared to $3.8 million for the second quarter of 2010. Higher non-interest expense in the second quarter of 2011 was primarily due to increases in the provision for losses on REO, FDIC insurance expense, REO carrying expenses, and appraisal expenses related to delinquent loans. These increases were offset by decreases in the provision for losses on loans held for sale, compensation and benefits expense, and professional services expense.

Balance Sheet Summary

Total assets were $447.1 million at June 30, 2011, which represented a decrease of $36.9 million, or 8%, from December 31, 2010. During the first six months of 2011, net loans decreased by $22.5 million, loans held for sale decreased by $13.4 million, cash and cash equivalents decreased by $4.1 million and securities decreased by $2.4 million, while REO increased by $3.7 million.

Our gross loan portfolio decreased by $20.9 million to $381.7 million at June 30, 2011 from $402.6 million at December 31, 2010, primarily as loan repayments exceeded loan originations during the six months ended June 30, 2011. The decrease in our loan portfolio consisted of a $6.6 million decrease in our commercial real estate loan portfolio, a $6.5 million decrease in our multi-family residential real estate loan portfolio, a $2.6 million decrease in our church loan portfolio, a $2.3 million decrease in our consumer loan portfolio, a $1.7 million decrease in our one-to-four family residential real estate loan portfolio, and a $1.1 million decrease in our construction loan portfolio.

Loan originations for the first six months of 2011 totaled $2.3 million compared to $15.3 million for the first six months of 2010. Loan repayments for the six months ended June 30, 2011 totaled $12.8 million compared to $19.3 million for the comparable period in 2010. Loans transferred to REO during the first six months of 2011 totaled $6.4 million, compared to $4.0 million during the first six months of 2010. Loans transferred to loans held for sale during the first six months of 2011 totaled $1.1 million, compared to $1.4 million during the first six months of 2010.

Loans held for sale decreased from $29.4 million at December 31, 2010 to $16.0 million at June 30, 2011. The $13.4 million decrease during the first six months of 2011 was primarily due to loan sales of $10.8 million, which were sold at par, and loan repayments of $3.4 million.

Deposits totaled $312.4 million at June 30, 2011, down $36.1 million, or 10%, from year-end 2010. During the first six months of 2011, core deposits (NOW, demand, money market and passbook accounts)

decreased by $9.8 million and represented 32% of total deposits at June 30, 2011 and December 31, 2010. Our certificates of deposit (“CDs”) decreased by $26.3 million during the first six months of 2011 and represented 68% of total deposits at June 30, 2011 and December 31, 2010. The $26.3 million decrease in CDs was primarily due to maturities of $20.0 million of State of California CDs and a reduction of $8.3 million in brokered deposits. Over the past year, our funding strategy has included a plan to substantially eliminate brokered deposits, including deposits under the Certificate of Deposit Account Registry Service. To date, we have successfully reduced our brokered deposits to a level representing only 3% of total deposits at June 30, 2011, compared to 5% at December 31, 2010 and 17% at June 30, 2010.

Since the end of 2010, FHLB borrowings remained unchanged at $87.0 million, subordinated debentures remained unchanged at $6.0 million and other borrowings remained unchanged at $5.0 million.

Stockholders’ equity was $30.7 million, or 7% of the Company’s total assets, at June 30, 2011. At June 30, 2011, the Bank’s Total Risk-Based Capital ratio was 13.26%, its Tier 1 Risk-Based Capital ratio was 11.94%, and its Core Capital and Tangible Capital ratios were 8.87%.

As previously announced, the Company is currently implementing a Recapitalization Plan to increase capital and reduce debt and senior securities, including a sale of additional common stock and exchanges of preferred stock for common stock at a discount to the liquidation amount, to further strengthen the Company’s capital ratios, and position the Bank for future growth.

Asset Quality

Non-performing assets (“NPAs”), comprised of non-performing loans (“NPLs”) and REO, were $56.0 million, or 12.53% of total assets, at June 30, 2011, compared to $46.5 million, or 9.60% of total assets, at December 31, 2010. During the first six months of 2011, NPLs, including non-performing loans held for sale, increased by $5.9 million to $49.3 million from $43.4 million at the end of 2010. These loans consist of delinquent loans that are 90 days or more past due and certain loans and troubled debt restructurings (“TDRs”) that do not qualify for accrual status. Despite the increase in NPAs during the first six months of 2011, our total delinquencies and our total classified loans, which include NPLs, decreased in number and dollar amount during the first six months of 2011. In addition, at June 30, 2011, approximately $20.8 million, or 42.2%, of our NPLs were paying currently.

The NPLs included 31 church loans totaling $25.3 million, 13 commercial real estate loans totaling $9.1 million, 19 one-to-four family residential real estate loans totaling $5.8 million, 10 multi-family residential real estate loans totaling $4.2 million, four commercial loans totaling $4.6 million, and one land loan of $0.3 million. In addition to the NPLs discussed above, there were $20.6 million and $22.5 million of accruing TDRs at June 30, 2011 and December 31, 2010. These TDRs are on accrual status as the loans have complied with the terms of their restructured agreements for a period of six months or longer. Our progress in working with these borrowers is evidenced by the improvement in the performance of our TDRs since the end of 2009, when only $6.2 million of our TDRs were on accrual status.

During the six months ended June 30, 2011, REO increased by $3.7 million to $6.7 million from $3.0 million at the end of 2010. At June 30, 2011 the Bank’s REO consisted of three one-to-four family residential properties, two multi-family residential properties and seven commercial real estate properties, four of which are church buildings. As part of our efforts to reduce non-performing assets, we sold nine REO properties for total proceeds of $2.4 million, and recorded a corresponding net loss of $49 thousand, during the first six months of 2011.

At June 30, 2011 our allowance for loan losses was $22.2 million, or 5.83% of our gross loans receivable, compared to $20.5 million, or 5.08% of our gross loans, at year-end 2010. The ratio of the allowance for loan losses to NPLs, excluding loans held for sale, decreased to 52.27% at June 30, 2011, compared to

54.53% at year-end 2010. Our allowances for losses after considering reserves for loans held for sale and REO totaled $23.8 million at June 30, 2011, compared to $21.8 million at year-end 2010.

Net loan charge-offs during the second quarter of 2011 were $2.2 million, or 2.28% of average loans on an annualized basis, compared to $2.0 million, or 1.76% during the second quarter of 2010. Consumer loans represented 84% of the charge-offs during the second quarter of 2011, primarily because of one write-off related to the settlement of litigation concerning a consumer loan secured by a deposit account. We had reserved for the full amount of this loan during the first quarter of 2011. As previously announced, we believe that settling this litigation, which was initiated in 2008, was the best course of action for our shareholders because the settlement eliminates any uncertainty regarding the matter and avoids any further drain on our management’s time and resources. As of June 30, 2011, the consumer loan and the deposit account securing the loan have been closed and no additional losses are expected to be incurred on this matter. Church, multi-family and one-to-four family residential real estate loans, combined, represented 16% of the charge-offs during the second quarter of 2011.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, the Company’s plans for Recapitalizing and raising capital, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts. The Bank operates five full service branches, four in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

SOURCE: Broadway Financial Corporation

Contact:	Paul C. Hudson, Chief Executive Officer, (323) 556-3231; or
Sam Sarpong, Chief Financial Officer, (323) 556-3224; or
investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Cash	$12,621	$8,203
Federal funds sold	5,240	13,775

Cash and cash equivalents	17,861	21,978
Securities available for sale, at fair value	9,172	10,524
Securities held to maturity	11,692	12,737
Loans receivable held for sale, net	16,005	29,411
Loans receivable, net of allowance of $22,245 and $20,458	360,144	382,616
Accrued interest receivable	1,957	2,216
Federal Home Loan Bank (FHLB) stock, at cost	4,089	4,089
Office properties and equipment, net	4,909	5,094
Real estate owned (REO)	6,690	3,036
Bank owned life insurance	2,566	2,522
Deferred tax assets	6,108	5,369
Other assets	5,881	4,338

Total assets	$447,074	$483,930

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$312,371	$348,445
Federal Home Loan Bank advances	87,000	87,000
Junior subordinated debentures	6,000	6,000
Other borrowings	5,000	5,000
Advance payments by borrowers for taxes and insurance	743	272
Other liabilities	5,232	4,353

Total liabilities	416,346	451,070

Stockholders’ Equity:
Senior preferred, cumulative and non-voting stock, $0.01 par value, authorized, issued and outstanding 9,000 shares of Series D at June 30, 2011 and December 31, 2010; liquidation preference of $9,394 at June 30, 2011 and $9,169 at December 31, 2010	8,963	8,963
Senior preferred, cumulative and non-voting stock, $0.01 par value, authorized, issued and outstanding 6,000 shares of Series E at June 30, 2011 and December 31, 2010; liquidation preference of $6,263 at June 30, 2011 and $6,113 at December 31, 2010	5,974	5,974
Preferred, non-cumulative and non-voting stock, $.01 par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at June 30, 2011 and December 31, 2010; liquidation preference of $552 for Series A, $1,000 for Series B and $1,000 for Series C at June 30, 2011 and December 31, 2010	2	2
Preferred stock discount	(1,188)	(1,380)
Common stock, $.01 par value, authorized 8,000,000 shares at June 30, 2011 and December 31, 2010; issued 2,013,942 shares at June 30, 2011 and December 31, 2010; outstanding 1,744,565 shares at June 30, 2011 and 1,743,965 shares at December 31, 2010	20	20
Additional paid-in capital	14,439	14,395
Retained earnings-substantially restricted	5,656	8,074
Accumulated other comprehensive income, net of taxes of $204 at June 30, 2011 and $176 at December 31, 2010	306	263
Treasury stock-at cost, 269,377 shares at June 30, 2011 and 269,977 shares at December 31, 2010	(3,444)	(3,451)

Total stockholders’ equity	30,728	32,860

Total liabilities and stockholders’ equity	$447,074	$483,930

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings (Loss)

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2011	2010	2011	2010
Interest and fees on loans receivable	$6,284	$7,478	$12,668	$14,955
Interest on securities	182	257	363	539
Other interest income	10	15	19	25

Total interest income	6,476	7,750	13,050	15,519

Interest on deposits	1,197	1,568	2,436	3,071
Interest on borrowings	851	851	1,840	1,646

Total interest expense	2,048	2,419	4,276	4,717

Net interest income before provision for loan losses	4,428	5,331	8,774	10,802
Provision for loan losses	3,434	309	4,674	883

Net interest income after provision for loan losses	994	5,022	4,100	9,919

Non-interest income:
Service charges	175	213	357	402
Net gains (losses) on mortgage banking activities	32	(109)	7	(85)
Net losses on sales of REO	(34)	(61)	(49)	(35)
Other	26	141	65	174

Total non-interest income	199	184	380	456

Non-interest expense:
Compensation and benefits	1,555	1,796	3,364	3,727
Occupancy expense, net	334	348	688	710
Information services	220	186	447	404
Professional services	292	386	460	596
Provision for losses on loans held for sale	6	472	26	547
Provision for losses on REO	702	30	782	111
FDIC insurance	354	215	637	462
Office services and supplies	140	133	282	277
Other	514	280	933	543

Total non-interest expense	4,117	3,846	7,619	7,377

Earnings (loss) before income taxes	(2,924)	1,360	(3,139)	2,998
Income tax expense (benefit)	(1,202)	514	(1,288)	1,164

Net earnings (loss)	$(1,722)	$846	$(1,851)	$1,834

Other comprehensive income, net of tax:
Unrealized gain on securities available for sale	$86	$168	$71	$257
Income tax effect	(34)	(67)	(28)	(103)

Other comprehensive income, net of tax	52	101	43	154

Comprehensive earnings (loss)	$(1,670)	$947	$(1,808)	$1,988

Net earnings (loss)	$(1,722)	$846	$(1,851)	$1,834
Dividends and discount accretion on preferred stock	(283)	(281)	(566)	(581)

Earnings (loss) available to common shareholders	$(2,005)	$565	$(2,417)	$1,253

Earnings (loss) per common share-basic	$(1.15)	$0.32	$(1.39)	$0.72
Earnings (loss) per common share-diluted	$(1.15)	$0.32	$(1.39)	$0.72
Dividends declared per share-common stock	$—	$—	$—	$0.01
Basic weighted average shares outstanding	1,744,216	1,743,609	1,744,091	1,743,488
Diluted weighted average shares outstanding	1,744,216	1,744,509	1,744,091	1,746,973

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	2011			2010
Regulatory Capital Ratios:
Core Capital	8.87%			7.68%
Tangible Capital	8.87%			7.68%
Tier 1 Risk-Based Ratio	11.94%			10.72%
Total Risk-Based Capital	13.26%			12.00%

Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans, excluding loans held for sale	11.15%			6.65%

Non-performing assets as a percentage of total assets	12.53%			6.77%

Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	5.83%			4.18%

Allowance for loan losses as a percentage of non-performing loans, excluding loans held for sale	52.27%			62.94%

Allowance for loan losses as a percentage of non-performing assets	42.46%			51.95%

Net loan charge-offs (recoveries) as a percentage of average loans for six months ended June 30	1.38%	(A	)	1.22%	(A	)

Non-performing assets:
Non-accrual loans
Loans receivable, net	$41,992			$29,334
Loans receivable held for sale	6,764			3,518

Total non-accrual loans	48,756			32,852
Loans delinquent 90 days or more and still accruing	569			—
Real estate acquired through foreclosure	6,690			4,487

Total non-performing assets	$56,015			$37,339

	Three Months ended June 30,						Six Months ended June 30,
	2011			2010			2011			2010
Performance Ratios:
Return on average assets	(1.48%)	(A	)	0.62%	(A	)	(0.78%)	(A	)	0.69%	(A	)
Return on average equity	(21.41%)	(A	)	10.28%	(A	)	(11.32%)	(A	)	11.29%	(A	)
Average equity to average assets	6.90%			6.06%			6.89%			6.10%
Non-interest expense to average assets	3.53%	(A	)	2.83%	(A	)	3.21%	(A	)	2.77%	(A	)
Efficiency ratio (1)	73.68%			60.63%			74.40%			59.68%
Net interest rate spread (2)	3.73%	(A	)	3.84%	(A	)	3.60%	(A	)	3.96%	(A	)
Net interest rate margin (3)	3.85%	(A	)	3.96%	(A	)	3.74%	(A	)	4.09%	(A	)

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.

(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended June 30,		Six Months ended June 30,
	2011	2010	2011	2010
Total assets	$447,074	$551,569	$447,074	$551,569
Total gross loans, excluding loans held for sale	$381,659	$441,354	$381,659	$441,354
Total equity	$30,728	$33,178	$30,728	$33,178
Average assets	$466,260	$542,814	$474,846	$532,294
Average loans	$407,057	$469,516	$417,412	$472,953
Average equity	$32,174	$32,912	$32,706	$32,487
Average interest-earning assets	$459,675	$538,132	$469,669	$528,823
Average interest-bearing liabilities	$429,273	$504,956	$436,703	$494,712
Net income (loss)	$(1,722)	$846	$(1,851)	$1,834
Total income	$4,627	$5,515	$9,154	$11,258
Non-interest expense	$4,117	$3,846	$7,619	$7,377
Efficiency ratio	73.68%	60.63%	74.40%	59.68%
Non-accrual loans	$48,756	$32,852	$48,756	$32,852
REO, net	$6,690	$4,487	$6,690	$4,487
ALLL	$22,245	$18,462	$22,245	$18,462
Allowance for loss on loans held for sale	$1,307	$901	$1,307	$901
REO-Allowance	$230	$36	$230	$36
Interest income	$6,476	$7,750	$13,050	$15,519
Interest expense	$2,048	$2,419	$4,276	$4,717
Net interest income	$4,428	$5,331	$8,774	$10,802
Net loans charge-offs (recoveries)	$2,180	$1,957	$2,887	$2,881